EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of The Advisory Board Company for the registration of 1,697,330 shares of its common stock and to the incorporation by reference therein of our reports dated April 28, 2004, with respect to the consolidated financial statements and schedule of The Advisory Board Company included in its Annual Report (Form 10-K) for the year ended March 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland
February 14, 2005